Exhibit 10.2

THIRD AMENDED AND RESTATED

RECEIVABLES SALE AGREEMENT

Dated as of October 5, 2015

between

ANIXTER INC.,

as Seller,

and

ANIXTER RECEIVABLES CORPORATION,

as Buyer

i

SCHEDULES:

Schedule A-1		Required Closing Documents (Delivered to the Buyer)
Schedule A-2		Required Closing Documents (Delivered to the Seller)
Schedule B		Collection Information
Schedule C		Post-Closing Collection Account Requirements
Schedule D	–	Subsidiary Originators
Schedule E	–	Places of Business; Names

EXHIBITS:

Exhibit A	–	Form of Letter of Credit Request
Exhibit B	–	Credit and Collection Policies

THIRD AMENDED AND RESTATED

RECEIVABLES SALE AGREEMENT

THIRD AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT dated as of October 5, 2015 (as it may be amended or modified from time to time, this “Agreement”) between ANIXTER INC., a Delaware corporation (“Anixter”), as the Seller, and ANIXTER RECEIVABLES CORPORATION, a Delaware corporation (“ARC”), as the Buyer.

PRELIMINARY STATEMENTS

A. Anixter, as the seller, and ARC, as the buyer, are parties to that certain Second Amended and Restated Receivables Sale Agreement, dated as of May 31, 2011 (as the same has been amended, restated, modified or supplemented from time to time, the “2011 Receivables Sale Agreement”), pursuant to which Anixter has sold and contributed to ARC certain Receivables originated or acquired by Anixter and the Related Security and Collections with respect thereto.

B. Anixter desires to continue to sell and contribute to ARC, and ARC desires to continue to purchase and acquire from Anixter, all Receivables originated or acquired by Anixter on or after the date hereof and the Related Security and Collections with respect thereto, in each case on the terms and subject to the conditions set forth herein.

C. ARC, as the borrower, and Anixter, as the servicer, propose to enter into a Credit Agreement dated as of the date hereof with JPMorgan Chase Bank, N.A., in its capacity as administrative agent, and the other financial institutions named therein pursuant to which such financial institutions will extend certain credit facilities to ARC secured by the Receivables purchased or acquired by ARC from Anixter pursuant to the 2011 Receivables Sale Agreement or this Agreement and the Related Security and Collections with respect thereto.

D. Anixter and ARC have agreed to amend and restate the 2011 Receivables Sale Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below. All defined terms used herein without definition have the meanings assigned to such terms in the Credit Agreement.

“2011 Receivables Sale Agreement” has the meaning assigned to such term in the preliminary statements to this Agreement.

“Accu-Tech” means Accu-Tech Corporation, a Georgia corporation.

“Accu-Tech Transfer Agreement” means that certain Amended and Restated Receivables Transfer Agreement, dated as of the date hereof, between Accu-Tech and the Seller, as the same may be amended, restated or otherwise modified from time to time.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders under the Credit Agreement, and any successor administrative agent appointed pursuant to the Credit Agreement.

“Affiliate” means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power (a) to vote 33% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Aggregate Credit Exposure” has the meaning assigned to such term in the Credit Agreement.

“Aggregate Revolving Exposure” has the meaning assigned to such term in the Credit Agreement.

“Amortization Date” has the meaning assigned to such term in the Credit Agreement.

“Amortization Event” has the meaning assigned to such term in the Credit Agreement.

“Applied Collections” has the meaning assigned to such term in Section 2.03(d).

“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Borrowing Base Reports” has the meaning assigned to such term in Section 5.01(a)(ii).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Buyer” means Anixter Receivables Corporation, a Delaware corporation.

“Calculation Period” means each Fiscal Month or portion thereof which elapses during the term of this Agreement. The first Calculation Period shall commence on the date of the first Purchase of Receivables hereunder and the final Calculation Period shall terminate on the Amortization Date.

“Collection Account” means each concentration account, depositary account, lock-box account or similar account in which any Collections are collected or deposited and which is listed on Schedule B.

“Collection Account Agreement” means an agreement among the Buyer, the Servicer, the Administrative Agent and a Collection Bank perfecting the Administrative Agent’s security interest in one or more Collection Accounts.

“Collection Bank” means, at any time, any of the banks holding one or more Collection Accounts.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all yield, Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect thereto.

“Commitment(s)” has the meaning assigned to such term in the Credit Agreement.

“Company Owned Post Office Box” means each locked postal box which is owned and maintained by the Buyer solely for the purpose of retrieving and processing payments made on certain of the Receivables by one or more of the Targets (as defined in the Credit Agreement).

“Contract” means a contract (including any purchase order or invoice) originally between an Originator and any Person pursuant to or under which such Person shall be obligated to make payments to such Originator with respect to the sale of goods or the furnishing of services from time to time. A “related” Contract with respect to a Receivable means a Contract under which such Receivable arises or which is relevant to the collection or enforcement of such Receivable.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Agreement” means the Credit Agreement dated as of the date hereof among the Buyer, the Servicer, the Administrative Agent, and the other financial institutions named therein, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Credit and Collection Policy” means (a) the Seller’s credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof, (b) the credit and collection policies and practices of any Subsidiary Originator relating to Contracts and Receivables existing on the date hereof and (c) the credit and collection policies and practices of any other Originator relating to Contracts and Receivables existing on the date on which such other Originator was approved by the Administrative Agent, in each case as summarized in Exhibit B and as modified from time to time in accordance with this Agreement.

“Default Rate” means, for any day, a rate per annum equal to the sum of (i) the rate applicable on such day to ABR Revolving Loans under and as defined in the Credit Agreement (including any increase in such rate which may apply pursuant to Section 2.13(d) of the Credit Agreement) plus (ii) 2% per annum.

“Discount Factor” means a percentage calculated to provide the Buyer with a reasonable return on its investment in the Receivables after taking account of (a) the time value of money based upon the anticipated dates of collection of the Receivables and the cost to the Buyer of financing its investment in the Receivables during such period and (b) the risk of nonpayment by the Obligors. The Seller and the Buyer may agree from time to time to change the Discount Factor based on changes in one or more of the items affecting the calculation thereof; provided that any change to the Discount Factor shall take effect as of the commencement of a Calculation Period, shall apply only prospectively and shall not affect the Purchase Price payment in respect of any Purchase which occurred during any Calculation Period ending prior to the Calculation Period during which the Seller and the Buyer agreed to make such change.

“Eligible Receivable” has the meaning assigned to such term in the Credit Agreement.

“Facility Termination Date” means the earlier of (a) the Maturity Date and (b) the Amortization Date.

“Finance Charges” means, with respect to any Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

“Fiscal Month” means a four or five week monthly accounting period of the Seller ending on or about the last day of a calendar month.

“GAAP” means generally accepted accounting principles in the U.S. set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the U.S., that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Inventory Facility Administrative Agent” means Wells Fargo, in its capacity as the “Administrative Agent” under and as defined in the Inventory Facility Credit Agreement, and any successor to Wells Fargo, in that capacity.

“Inventory Facility Credit Agreement” means the Credit Agreement dated as of the date hereof among the Seller, the Subsidiaries of the Seller party thereto, the Inventory Facility Administrative Agent, and the other financial institutions named therein, as the same may be amended or replaced from time to time.

“Issuing Bank” means, with respect to any Letter of Credit, the issuer of such Letter of Credit.

“LC Disbursement” means any payment made by an Issuing Bank pursuant to a Letter of Credit.

“Lenders” has the meaning assigned to such term in the Credit Agreement.

“Letter of Credit” means any letter of credit issued pursuant to the Credit Agreement and described in a Letter of Credit Request delivered by the Seller to the Buyer pursuant to Section 2.08.

“Letter of Credit Request” means a letter of credit application or request substantially the form of Exhibit A (appropriately completed), delivered by the Seller to the Buyer.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable laws of any jurisdiction), including the interest of a purchaser of accounts receivable.

“Loans” has the meaning assigned to such term in the Credit Agreement.

“Lock-Box” means each locked postal box with respect to which a bank who has executed a Collection Account Agreement has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Schedule B.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, assets, liabilities (actual or contingent), business, properties, financial condition or prospects of the Seller and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Seller to perform its obligations under this Agreement or any other Transaction Document; (c) a material adverse effect upon the legality, validity, binding effect, or enforceability against the Seller of this Agreement or any other Transaction Document or the rights and remedies of the Buyer under this Agreement or any other Transaction Document; (d) a material adverse change in, or a material adverse effect on, the interest of the Buyer, the Administrative Agent or any Lender in the Receivables generally or in any material portion of the Receivables, or in the Related Security or Collections with respect thereto; or (e) a material adverse effect on the collectability of the Receivables generally or any material portion of the Receivables.

“Maturity Date” has the meaning assigned to such term in the Credit Agreement.

“Net Worth” means, as of any date, the excess, if any, of (a) the aggregate Outstanding Balance of the Receivables as of the last Business Day of the preceding Fiscal Month, over (b) the sum of (i) the Aggregate Revolving Exposure as of such date plus (ii) the aggregate outstanding principal balance of the Subordinated Loans as of such date (including any Subordinated Loan proposed to be made on such date).

“Obligor” means any Person obligated to make payments pursuant to a Contract.

“Original Balance” means, with respect to any Receivable, the Outstanding Balance of such Receivable on the date it was purchased by the Buyer.

“Originator” means (a) the Seller, (b) each Subsidiary Originator and (c) any other Person approved in writing from time to time by the Administrative Agent, in each case in such Person’s capacity as a “Seller” party to this Agreement or any Receivables Transfer Agreement.

“Outstanding Balance” means, with respect to any Receivable at any time, the then outstanding principal balance thereof.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Potential Amortization Event” means any event or condition which constitutes an Amortization Event or which upon notice, lapse of time or both would, unless cured or waived, become an Amortization Event.

“Purchase” means the purchase or acquisition under this Agreement by the Buyer from the Seller of the Receivables, and the Related Security and Collections with respect thereto, together with all related rights in connection therewith.

“Purchase Price” means, with respect to any Purchase on any date, the aggregate price to be paid by the Buyer to the Seller for such Purchase in accordance with Section 2.02 for the Receivables, and the Related Security and Collections with respect thereto, being sold to the Buyer on such date, which price shall equal (a) the product of (i) the Original Balance of such Receivables, multiplied by (ii) one minus the Discount Factor then in effect, minus (b) any Purchase Price Credits to be credited against the Purchase Price otherwise payable in accordance with Section 2.03.

“Purchase Price Credit” has the meaning assigned to such term in Section 2.04.

“Receivables” means the indebtedness and other obligations owed to the Seller or any other Originator (before giving effect to any transfer or conveyance under the related Receivables Transfer Agreement or this Agreement) or the Buyer (after giving effect to any transfer or conveyance under the related Receivables Transfer Agreement and this Agreement), whether constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of goods or the rendering of services by an Originator and includes the obligation to pay any Finance Charges with respect thereto. All indebtedness and other rights and obligations arising from any one transaction, including indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided that any indebtedness, rights or obligations referred to in the preceding sentence shall be a Receivable regardless of whether the Obligor or the Seller treats such indebtedness, rights or obligations as a separate payment obligation.

“Receivables Transfer Agreement” means (a) any Subsidiary Originator Transfer Agreement, and (b) any other receivables transfer agreement entered into from time to time by and between the Seller, as the Buyer, and any other Originator, as the Seller, in each case as the same may be amended, restated or otherwise modified from time to time.

“Records” means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.

“Related Security” means, with respect to any Receivable:

(i) all of the related Originator’s interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the sale of which by such Originator gave rise to such Receivable, and all insurance contracts with respect thereto;

(ii) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the related Contract or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable;

(iii) all guaranties, letters of credit, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the related Contract or otherwise;

(iv) all service contracts and other contracts and agreements associated with such Receivable;

(v) all Records related to such Receivable;

(vi) all of the Seller’s right, title and interest in, to and under the related Receivables Transfer Agreement, if applicable; and

(vii) all proceeds of any of the foregoing.

“Required Capital Amount” means, at any time, an amount equal to 3.5% of the Outstanding Balance of the Receivables at such time.

“Requirement of Law” has the meaning assigned to such term in the Credit Agreement.

“Security Agreement” has the meaning assigned to such term in the Credit Agreement.

“Seller” means Anixter Inc., a Delaware corporation.

“Servicer” means, at any time, the Person (which may be the Administrative Agent) then authorized pursuant to Article VIII of the Credit Agreement to service, administer and collect the Receivables.

“Settlement Date” means the second day of each calendar month, or, if such day is not a Business Day, the next succeeding Business Day.

“Solvent” means, when used with respect to any Person, that at the time of determination:

(i) the fair value of its assets (both at fair valuation and at present fair saleable value) is equal to or in excess of the total amount of its liabilities, including contingent liabilities;

(ii) it is then able and expected to be able to pay its debts as they mature; and

(iii) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

With respect to contingent liabilities (such as litigation, guarantees and pension plan liabilities), such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the amount which can reasonably be expected to become an actual or matured liability.

“Subordinated Loan” has the meaning assigned to such term in Section 2.03(b)(ii).

“Subordinated Note” means that certain Third Amended and Restated Subordinated Note, dated as of the date hereof, executed by the Buyer and made payable to the order of the Seller, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Subordinated Security Agreement” means that certain Security Agreement dated as of the date hereof between the Seller and the Buyer, as the same may be amended, restated or otherwise modified from time to time.

“Subordination Agreement” means that certain Subordination and Intercreditor Agreement dated as of the date hereof between the Seller and the Buyer, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Subscription Agreement” means that certain Stockholder and Subscription Agreement, dated as of October 6, 2000, between the Seller and the Buyer, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Subsidiary Originator” means (a) Accu-Tech, (b) each subsidiary of the Seller identified on Schedule D and (c) any other subsidiary of the Seller approved in writing from time to time by the Administrative Agent (evidenced by an amended or modified Schedule D).

“Subsidiary Originator Transfer Agreement” means (a) the Accu-Tech Transfer Agreement and (b) any other receivables transfer agreement entered into from time to time by and between the Seller, as the buyer, and any other Subsidiary Originator, as the seller, in each case as the same may be amended, restated or otherwise modified from time to time.

“Transaction Documents” means, collectively, this Agreement, each Subsidiary Originator Transfer Agreement, the Subordinated Note, the Subscription Agreement, the Subordination Agreement, the Subordinated Security Agreement, and all other instruments, documents and agreements executed and delivered in connection herewith.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Illinois or in any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“U.S.” means the United States of America.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

ARTICLE II

Receivable Sales; Letters of Credit

SECTION 2.01. Reaffirmation of Prior Sales. Pursuant to the 2011 Receivables Sale Agreement, the Seller has sold or contributed to the Buyer, without recourse (except to the extent expressly provided therein), and the Buyer has purchased or acquired from the Seller, all of the Seller’s right, title and interest in, to and under all Receivables existing as of the close of business on May 30, 2011 and all Receivables arising thereafter, whether then owned or thereafter originated or acquired by the Seller, in each case together with all Related Security and Collections with respect thereto. The Seller and the Buyer hereby reaffirm such sale and contribution.

SECTION 2.02. Receivable Sales. (a) On the terms and subject to the conditions set forth herein, the Seller does hereby sell or contribute to the Buyer, without recourse (except to the extent expressly provided herein), and the Buyer does hereby purchase or acquire from the Seller, all of the Seller’s right, title and interest in, to and under all Receivables existing on the date of this Agreement and all Receivables arising thereafter through and including the Facility Termination Date, whether now owned or hereafter originated or acquired by the Seller, in each case together with all Related Security and Collections with respect thereto. All of the Receivables existing at the opening of business on the date of this Agreement are hereby sold or contributed, as applicable, to the Buyer on such date in accordance with the terms hereof. On and after the date of this Agreement until the Facility Termination Date, each Receivable shall be sold or contributed, as applicable, to the Buyer immediately (and without further action by any Person) upon the origination or acquisition of such Receivable by the Seller. The Related Security with respect to each Receivable shall be sold or contributed, as applicable, at the same time as such Receivable, whether such Related Security exists at such time or arises thereafter (it being understood that such Related Security comprises an integral part of such sale or contribution). The Seller hereby relinquishes all title and control over each such Receivable upon the transfer of such Receivable to the Buyer hereunder. The Seller shall not sell or contribute Receivables to the Buyer on or after the Facility Termination Date.

(b) The Seller and the Buyer intend that each sale or contribution of Receivables made hereunder shall constitute a “sale of accounts” (as such term is used in Article 9 of the UCC), which sale is absolute and irrevocable and provides the Buyer with the full benefits of ownership of the Receivables. Except for the Purchase Price Credits owed pursuant to Section 2.04, each sale or contribution of Receivables hereunder is made without recourse to the Seller, provided that (i) the Seller shall be liable to the Buyer for all representations, warranties and covenants made by the Seller pursuant to the terms of the Transaction Documents to which the Seller is a party, and (ii) no such sale or contribution constitutes or is intended to result in an assumption by the Buyer or any assignee thereof of any obligation of the Seller or any other Person arising in connection with the Receivables, the related Contracts and/or any other Related Security with respect thereto or any other obligations of the Seller. In view of the intention of the parties hereto that each sale or contribution of Receivables made hereunder shall constitute a sale of such Receivables rather than loans secured thereby, the Seller agrees that it will, on or prior to the date hereof and in accordance with Section 5.01(e)(ii), cause all Receivable reports relating to the Receivables to bear a legend acceptable to the Buyer and the Administrative Agent evidencing that the Buyer has purchased or acquired such Receivables as provided in this Agreement and note in its financial statements that its Receivables have been sold to the Buyer. Upon the request of the Buyer or the Administrative Agent, the Seller will execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate to perfect and maintain the perfection of the Buyer’s ownership interest in the Receivables, and the Related Security and Collections with respect thereto, or as the Buyer or the Administrative Agent may reasonably request.

SECTION 2.03. Purchase Price. (a) The Purchase Price for each Receivable originated or acquired by the Seller on or after the date of this Agreement shall be due and payable in full by the Buyer to the Seller or its designee on the related origination or acquisition date (except that the Buyer may offset against any such Purchase Price any amounts owed by the Seller to the Buyer hereunder which have become due but remain unpaid). The Purchase Price for each Receivable shall be paid to the Seller in the manner provided in the following paragraphs (b), (c), (d) and (e). In connection with the payment of the Purchase Price for any Receivable purchased hereunder, the Seller shall deliver to the Buyer such approvals, opinions, information, reports or documents as the Buyer may reasonably request.

(b) On each Settlement Date, the Buyer shall pay the Purchase Price for each Receivable originated or acquired by the Seller on or after the date of this Agreement in accordance with Section 2.03(d) and (e) and in the following manner:

(i) first, by delivery of immediately available funds, to the extent of funds available to the Buyer from (A) a borrowing under the Credit Agreement, (B) Collections with respect to Receivables previously sold to the Buyer which are available to the Buyer under the terms of the Credit Agreement, or (C) other cash on hand;

(ii) second, by delivery of the proceeds of a subordinated revolving loan from the Seller to the Buyer (a “Subordinated Loan”); provided that the making of any such Subordinated Loan shall be subject to the provisions set forth in below; and

(iii) third, unless the Amortization Date has occurred, by accepting a contribution to its capital pursuant to the Subscription Agreement in an amount equal to the remaining unpaid balance of such Purchase Price.

(c) The amount that can be borrowed by the Buyer pursuant to clause (ii) of paragraph (b) above is limited to the amount that could be borrowed without causing the Net Worth to be less than the Required Capital Amount. The Seller is hereby authorized by the Buyer to endorse on the schedule attached to the Subordinated Note an appropriate notation evidencing the date and amount of each advance thereunder, as well as the date of each payment with respect thereto; provided that any failure by the Seller to make any such notation shall not affect any obligation of the Buyer thereunder. Subject to the limitations set forth in the second preceding sentence, the Seller irrevocably agrees to advance each Subordinated Loan requested by the Buyer on or prior to the Facility Termination Date. The Subordinated Loans shall be evidenced by, and shall be payable in accordance with the terms and provisions of the Subordinated Note and shall be payable solely from funds which the Buyer is not required by the terms of the Credit Agreement to set aside for the benefit of, or otherwise pay over to, the Lenders, the Administrative Agent, or any other Person. The Seller shall provide upon request to the Buyer or the Administrative Agent a report with respect to any Settlement Date setting forth the portion, if any, of the related Purchase Price paid pursuant to a Subordinated Loan and the portion, if any, of the related Purchase Price treated as a contribution to capital.

(d) On each day prior to the Amortization Date (unless the Buyer or the Administrative Agent shall otherwise direct), the Buyer may permit the Seller to retain all or a specified portion of the Collections received with respect to the Receivables purchased or acquired by the Buyer hereunder, it being understood that any such Collections in the possession of the Seller or the Buyer must be applied in accordance with the Credit Agreement and are made available to the Buyer at the discretion of the

Administrative Agent. Any such Collections so retained by the Seller (“Applied Collections”) shall, on and as of the date of receipt thereof, (i) first, be deemed to have been applied towards the Purchase Price of any Receivables originated or acquired by the Seller and sold to the Buyer on such date, to the extent of any such Purchase Price, (ii) second, to the extent of any remaining balance, be deemed to have been applied toward the Purchase Price of any other Receivables originated or acquired by the Seller during the preceding Calculation Period and in respect of which the Purchase Price shall not theretofore have been paid, to the extent of any such Purchase Price, and (iii) third, to the extent of any remaining balance, be held in trust by the Seller for the benefit of the Buyer until the earlier to occur of (A) application toward the Purchase Price for any Purchase occurring on any later date and (B) the next following Settlement Date, in which case such amount shall be remitted to the Buyer.

(e) Although the Purchase Price for each Receivable originated or acquired by the Seller on or after the date of this Agreement shall be due and payable in full by the Buyer to the Seller on the related origination or acquisition date, and although payment of each Purchase Price shall be made from Applied Collections, to the extent available, as provided in paragraph (d) of this Section, final settlement of each Purchase Price between the Buyer and the Seller shall be effected on a monthly basis on each Settlement Date with respect to all Receivables originated or acquired by the Seller during the second preceding Calculation Period. On each Settlement Date, the Buyer and the Seller shall cause a reconciliation to be made in respect of all Purchases made during the second preceding Calculation Period. To the extent that the aggregate amount of Applied Collections retained by the Seller during such Calculation Period was less than the aggregate Purchase Price in respect of all Purchases made by the Buyer during such Calculation Period, the Buyer shall pay the balance due in respect of such aggregate Purchase Price in the manner described in paragraph (b) of this Section. To the extent that the aggregate amount of Applied Collections retained by the Seller during such Calculation Period was greater than the aggregate Purchase Price in respect of all Purchases made by the Buyer during such Calculation Period, the Seller shall turn over such excess to the Buyer either by remitting such excess in immediately available funds to the Buyer or by reducing the outstanding balance of the Subordinated Loans in an amount equal to such excess, or a combination of both. Although final settlement of each Purchase Price shall be effected on each Settlement Date, any increase or decrease in the amount owing under the Subordinated Note made pursuant to paragraph (b) of this Section and any contribution of capital by the Seller to the Buyer made pursuant to paragraph (b) of this Section shall be deemed to have occurred and shall be effective as of the last Business Day of the second preceding Calculation Period.

(f) At all times prior to the Amortization Date, notwithstanding any delay in the making of any payment of the Purchase Price in respect of any Purchase, all of the Seller’s right, title and interest in, to and under each Receivable shall be sold or contributed, as applicable, to the Buyer effective immediately and automatically upon the origination or acquisition of such Receivable by the Seller, without any further action of any type or kind being required on the part of any Person. The monthly settlement and reconciliation contemplated in this Section has been devised solely for the administrative convenience of the parties hereto, and the Buyer and the Seller may agree at any time to effect settlement and reconciliation on a more (but not less) frequent basis.

SECTION 2.04. Purchase Price Credit Adjustments. If on any date:

(i) the Outstanding Balance of any Receivable is reduced as a result of any defective or rejected goods or services, any discount or any adjustment or otherwise by the Seller (other than cash Collections on account of such Receivable or as a result of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor or the financial inability of the related Obligor to pay);

(ii) the Outstanding Balance of any Receivable is reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction); or

(iii) any of the representations or warranties set forth in paragraphs (k), (s), and (t) of Section 3.01 are not true when made or deemed made with respect to any Receivable;

then, in such event, the Buyer shall be entitled to a credit (each, a “Purchase Price Credit”), in an amount equal to the Outstanding Balance of such Receivable as of such date, against the Purchase Price otherwise payable hereunder for Receivables originated or acquired by the Seller on such date. If such Purchase Price Credit exceeds the aggregate Original Balance of the Receivables originated or acquired by the Seller on such date, then the Seller shall pay the remaining amount of such Purchase Price Credit in cash within two (2) Business Days thereafter; provided that if the Amortization Date has not occurred, the Seller may deduct the remaining amount of such Purchase Price Credit from any indebtedness owed to it under the Subordinated Note on the next Settlement Date.

SECTION 2.05. Payments and Computations. All amounts to be paid or deposited by the Buyer hereunder shall be paid or deposited in accordance with the terms hereof on the date when due in immediately available funds to the account of the Seller designated from time to time by the Seller or as otherwise directed by the Seller. If any payment owed by any Person hereunder becomes due on a day that is not a Business Day, then such payment shall be made on the next succeeding Business Day. If any Person fails to pay any amount hereunder when due, then such Person agrees to pay, on demand, interest on such amount at a rate per annum equal to the then applicable Default Rate until such amount is paid in full; provided that the Default Rate shall not at any time exceed the maximum rate permitted by applicable law. All computations of interest payable hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed.

SECTION 2.06. Transfer of Records. (a) The Seller hereby sells, transfers, assigns and otherwise conveys to the Buyer all of the Seller’s right, title and interest in, to and under the Records relating to all Receivables sold or contributed hereunder, without the need for any further documentation in connection with any related Purchase. In connection with such conveyance, the Seller hereby grants to each of the Buyer, the Administrative Agent and the Servicer an irrevocable, non-exclusive license to use, without royalty or payment of any kind, all software used by the Seller to account for the Receivables to the extent necessary to administer the Receivables, whether such software is owned by the Seller or is owned by others and used by the Seller under license agreements with respect thereto; provided that should the consent of any third-party licensor be required in connection with the grant of any such license, the Seller hereby agrees that, upon the request of the Buyer or the Administrative Agent, the Seller will use its reasonable efforts to obtain such consent. The license granted hereby shall be irrevocable, and shall terminate on the date this Agreement terminates in accordance with its terms.

(b) The Seller shall (i) from time to time, take such action as may be requested by the Buyer or the Administrative Agent to ensure that the Buyer has an enforceable ownership interest in the Records relating to the Receivables sold or contributed to the Buyer and that the Administrative Agent, on behalf of the Lenders, has a valid and perfected first priority security interest in such Records and (ii) use its reasonable efforts to ensure that each of the Buyer, the Administrative Agent and the Servicer has an enforceable right (whether by license, sublicense or otherwise) to use all of the computer software used by the Seller to account for such Receivables and/or to recreate such Records.

SECTION 2.07. Characterization. If, notwithstanding the intention of the parties expressed in Section 2.02(b), any sale or contribution of Receivables hereunder shall be characterized as a secured loan and not as a sale or such sale shall for any reason be ineffective or unenforceable (any of the foregoing being a “Recharacterization”), then this Agreement shall be deemed to constitute a security agreement under the UCC and other applicable law. For this purpose and without being in derogation of the parties’ intention that the sale or contribution of Receivables hereunder shall constitute a true sale thereof, the Seller hereby grants to the Buyer a duly perfected security interest in all of the Seller’s right, title and interest in, to and under all Receivables now existing or hereafter arising, all Related Security and Collections with respect thereto, all Records with respect thereto, each Lock-Box and Collection Account, each Receivables Transfer Agreement, all other rights and payments relating to such Receivables and all proceeds of the foregoing, which security interest shall be prior to all other Liens. In the event of a Recharacterization, and after the occurrence of an Amortization Event, (i) the Buyer or the Administrative Agent may declare the related secured loan to be due and payable, whereupon the unpaid principal amount of such secured loan, together with accrued interest thereon at a rate per annum equal to the then applicable Default Rate, and all fees and other obligations of the Seller accrued hereunder, shall become due and payable immediately, and (ii) the Buyer shall have, in addition to the rights and remedies which it may have under this Agreement, all other rights and remedies provided to a secured creditor after default under the UCC and other applicable law, which rights and remedies shall be cumulative. In the event of a Recharacterization, each of the Seller and the Buyer represents and warrants as to itself that each remittance of Collections by the Seller to the Buyer hereunder will have been (A) in payment of a debt incurred by the Seller in the ordinary course of business or financial affairs of the Seller and the Buyer and (B) made in the ordinary course of business or financial affairs of the Seller and the Buyer.

SECTION 2.08. Assumption and Issuance of Letters of Credit. (a) The Seller may, from time to time prior to the Facility Termination Date, deliver a Letter of Credit Request to the Buyer requesting that the Buyer obtain and deliver the letter of credit described in such Letter of Credit Request or renew, extend, increase, decrease or otherwise modify an outstanding Letter of Credit. If the Seller delivers a Letter of Credit Request to the Buyer and pays to the Buyer the applicable LC Commission on or before the related issuance or modification date (and such issuance or modification date is prior to the Facility Termination Date), subject to the terms of the Credit Agreement, the Buyer will endeavor to obtain and deliver the letter of credit described in such Letter of Credit Request or modify the related Letter of Credit in accordance with such Letter of Credit Request, provided that the outstanding principal balance of the Subordinated Loans owing to the Seller at the time of such issuance or modification must equal or exceed the aggregate undrawn amount of all outstanding Letters of Credit (after giving effect to such issuance or modification). The Seller may, subject to the terms of the Credit Agreement, request that the Buyer arrange for the extension of the expiration date of any Letter of Credit, but the duration of such extension may not exceed one year and must otherwise comply with the Credit Agreement.

(b) The Seller hereby absolutely and unconditionally agrees to reimburse the Buyer on demand for (i) all transactional fees and expenses of the related Issuing Bank payable by the Buyer pursuant to the related Letter of Credit application in connection with the issuance or modification of any Letter of Credit and (ii) if any Letter of Credit is drawn, all related LC Disbursements, together with interest on the unreimbursed amount until paid at a rate per annum equal to the rate then applicable to ABR Revolving Loans under and as defined in the Credit Agreement (including any increase in such rate which may apply pursuant to Section 2.13(d) of the Credit Agreement); provided that the Buyer may only demand reimbursement pursuant to this Section if the Lenders are not obligated to make Loans under the Credit Agreement on the date on which payment of such transactional fees and expenses or reimbursement of such LC Disbursements is due (or to the extent that the Buyer would not otherwise be able to offset or deduct such amounts pursuant to the following sentence). Without in any way limiting the Buyer’s rights to reimbursement hereunder, the Buyer may, on any date on which payment of such transactional fees and expenses or reimbursement of such LC Disbursements is due (even if the Buyer would otherwise be permitted to demand reimbursement pursuant to this Section on such date), offset the amounts described in the preceding sentence against the outstanding principal balance owing by the Buyer to the Seller on such date under the Subordinated Note or deduct such amounts from the Purchase

Price otherwise payable by the Buyer to the Seller on such date pursuant to this Agreement. The Buyer shall promptly notify the Seller of any such offset or deduction. If any amount offset or deducted by the Buyer pursuant to this Section is subsequently reimbursed by the Seller, such offset or deduction shall automatically be reversed.

(c) The Seller’s obligation to reimburse transactional fees and expenses and LC Disbursements as provided in paragraph (b) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Seller’s obligations thereunder.

(d) If the Seller delivers a Letter of Credit Request to the Buyer pursuant to paragraph (a) of this Section requesting that the Buyer arrange for the extension of the expiration date of any Letter of Credit, the Buyer shall endeavor to obtain and deliver such extension not later than the fifth (5th) Business Day prior to the date on which such Letter of Credit is scheduled to expire. If the related Issuing Bank agrees to such extension in accordance with the terms of the Credit Agreement, the Seller shall pay the Buyer the applicable LC Commission for the extended period. Any such payment may be made in cash, through an offset against the outstanding principal balance owing by the Buyer to the Seller under the Subordinated Note or through a reduction in the Purchase Price otherwise payable by the Buyer to the Seller pursuant to this Agreement.

(e) At any time there is more than one Lender under the Credit Agreement and that Lender is not also the Issuing Bank, while any Letter of Credit remains outstanding, the Seller shall pay to the Buyer in arrears on each Settlement Date the Seller’s ratable share of a fully-earned and non-refundable fee equal to any fronting fee charged by the Issuing Bank with respect to such Letter of Credit.

ARTICLE III

Representations and Warranties

SECTION 3.01. Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Buyer, as of the date hereof and as of the date of each purchase of Receivables hereunder, that:

(a) Organization; Powers. The Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware; has all requisite power and authority to own, operate, and encumber its property and assets to carry on its business as now conducted and proposed to be conducted in connection with and following the consummation of the transactions contemplated by the Transaction Documents; and, except where the failure to do so, individually or in the aggregate, has not resulted in and could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing, in every jurisdiction where it owns or leases real property or where such qualification is required.

(b) Authorization; Enforceability. The Seller has the requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement and the other Transaction

Documents executed by it or to be executed by it. The execution, delivery, and performance by the Seller of each Transaction Document and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate actions and no other corporate proceedings on the part of the Seller are necessary to consummate such transactions. Each Transaction Document has been duly executed and delivered by the Seller and constitutes a legal, valid, and binding obligation of the Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c) Governmental Approvals; No Conflicts. The execution, delivery, and performance by the Seller of each Transaction Document, and each of the transactions contemplated thereby, do not and will not (i) except for any filings to perfect the security interests granted pursuant to the Transaction Documents, require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (ii) conflict with or violate the Seller’s certificate of incorporation or bylaws, (iii) conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law or Contractual Obligation of the Seller, or require termination of any Contractual Obligation of the Seller, in each case, which could reasonably be expected to have a Material Adverse Effect, (iv) conflict with any Contractual Obligation of the Seller, any liability resulting from which has resulted in or could be reasonably expected to result in a Material Adverse Effect, (v) result in or require the creation or imposition of any Lien on any asset of the Seller, except Liens permitted by Section 7.02 of the Credit Agreement or (vi) require any approval of stockholders of the Seller, unless such approval has been obtained.

(d) Litigation Matters. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Seller, threatened in writing against or affecting the Seller (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the actions, suits, proceedings and environmental matters disclosed in Schedule 4.06 to the Credit Agreement) or (ii) that challenges the enforceability of any of the Transaction Documents. The Seller is not subject to or in default with respect to any final judgment, writ, injunction, decree, order, rule or regulation of any court or Governmental Authority which has had or could reasonably be expected to have a Material Adverse Effect.

(e) Compliance with Laws and Agreements; No Potential Amortization Event. Except where the failure to do so, individually or in the aggregate, has not resulted in and could not reasonably be expected to result in a Material Adverse Effect, the Seller is in compliance with (i) all Requirements of Law applicable to it or its business and (ii) all indentures, agreements, and other instruments binding upon it or its property. No Potential Amortization Event or Amortization Event has occurred and is continuing.

(f) Investment Company Status. The Seller is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(g) Accuracy of Information. All information heretofore furnished by the Seller or any of its Affiliates to the Buyer or the Administrative Agent for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by the Seller or any of its Affiliates to the Buyer or the Administrative Agent will be, true and accurate in every material respect on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(h) Performance. The Seller is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it the effect of which could reasonably be expected to result in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute a default under any such Contractual Obligation, except where the consequences, direct or indirect, of such default or defaults, if any, have not resulted in and could not reasonably be expected to result in a Material Adverse Effect.

(i) Solvency. The Seller is Solvent after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents.

(j) Use of Proceeds. No proceeds of any purchase of a Receivable hereunder will be used, whether directly or indirectly, for any purpose that entails a violation of Regulation T, U or X.

(k) Good Title. Immediately prior to each purchase of a Receivable hereunder, the Seller shall be the legal and beneficial owner of such Receivable, and all Related Security with respect thereto, free and clear of any Lien, except as created or otherwise permitted by the Transaction Documents.

(l) Perfection. This Agreement, together with the filing of the financing statements contemplated hereby, is effective to transfer to the Buyer (and the Buyer shall acquire from the Seller) legal and equitable title to, with the right to sell and encumber, all Receivables existing on or arising after the date of this Agreement, in each case together with all Related Security and Collections with respect thereto, free and clear of any Lien, except as created by the Transactions Documents. All financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Buyer’s ownership interest in the Receivables, and the Related Security and Collections with respect thereto, have been duly filed.

(m) Places of Business; Names. The principal places of business and chief executive office of the Seller and the offices where the Seller keeps all of its Records are located at the address(es) listed on Schedule E or such other locations of which the Buyer has been notified in accordance with Section 5.02(e) in jurisdictions where all action required by Section 5.02(e) has been taken and completed. The Seller’s state of incorporation and organization identification number (if any) are correctly set forth on Schedule E. In the past five (5) years, the Seller has not used any corporate name, trade name or assumed name other than the name in which it has executed this Agreement.

(n) Collections. The conditions and requirements set forth in Section 5.01(m) have at all times been satisfied and duly performed. The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of the Seller at each Collection Bank and the post office box number of each Lock-Box, are listed on Schedule B.

(o) Material Adverse Effect. Since the Friday closest to December 31, 2014, no event has occurred that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

(p) Ownership of Buyer. The Seller owns, directly or indirectly, 100% of the issued and outstanding capital stock of the Buyer, free and clear of any Lien. All such capital stock is validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire any securities of the Buyer.

(q) Compliance with Credit and Collection Policy. The Seller has complied in all material respects with the applicable Credit and Collection Policy with regard to each Receivable and the related Contract and has not made any material change to any Credit and Collection Policy except such material change as to which the Administrative Agent has been notified in accordance with Section 5.01(b)(vi).

(r) Payments to Seller. With respect to each Receivable transferred to the Buyer hereunder, the Purchase Price received by the Seller constitutes reasonably equivalent value in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by the Seller of any Receivable hereunder is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

(s) Enforceability of Contracts. Each Contract is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the related Receivable and any accrued interest thereon, enforceable against such Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(t) Eligible Receivables. Each Receivable included as an Eligible Receivable on the date of its purchase under the 2011 Receivables Sale Agreement or this Agreement was an Eligible Receivable on such purchase date, and, as of the date of each Borrowing Base Report, each Receivable included as an Eligible Receivable on such Borrowing Base Report was an Eligible Receivable.

ARTICLE IV

Conditions

SECTION 4.01. Conditions Precedent to Purchase. The effectiveness of this Agreement is subject to the condition precedent that (i) the Buyer shall have received those documents listed on Schedule A-1 and (ii) the Seller shall have received those documents listed on Schedule A-2.

SECTION 4.02. Conditions Precedent to Subsequent Payments. The Buyer’s obligation to pay for Receivables originated or acquired by the Seller after the date of this Agreement shall be subject to the further conditions precedent that (a) the Facility Termination Date shall not have occurred and (b) the Buyer shall have received such approvals, opinions or other documents as it may reasonably request. The Seller represents and warrants that the representations and warranties set forth in Article III are true and correct on and as of the date each Receivable was originated or acquired by the Seller as though made on and as of such date.

ARTICLE V

Covenants

SECTION 5.01. Affirmative Covenants of the Seller. Until the date on which this Agreement terminates in accordance with its terms, the Seller hereby covenants and agrees that:

(a) Financial Statements; Other Information. The Seller will furnish (or will caused to be furnished) to the Buyer and the Administrative Agent:

(i) as and when required to be delivered under the Credit Agreement, the financial statements, reports, certificates, and other documents described in Section 6.01(a) through Section 6.01(e) and Section 6.01(l) of the Credit Agreement;

(ii) as and when required to be delivered under the Credit Agreement, the reports described in Section 6.01(f), Section 6.01(g), Section 6.01(h) and Section 6.01(k) of the Credit Agreement with respect to the most recently concluded Fiscal Month (or, during an Enhanced Reporting Trigger Period, the prior week) (collectively, the “Borrowing Base Reports”); and

(iii) promptly following any request therefor, such other information regarding the operations, business affairs or financial condition of the Seller, the Receivables, or compliance with the terms of this Agreement, as the Buyer or the Administrative Agent may reasonably request.

(b) Notices of Material Events. The Seller will furnish (or will cause to be furnished) to the Buyer and the Administrative Agent prompt (but in any event within any time period that may be specified below) written notice of the following:

(i) the occurrence of any Potential Amortization Event or Amortization Event;

(ii) receipt of any notice described in Section 6.02(b) of the Credit Agreement;

(iii) any Lien or claim made or asserted against any of the Receivables;

(iv) any other development that results, or could reasonably be expected to result, in a Material Adverse Effect;

(v) any termination of the obligation of any Originator (other than the Seller) to sell Receivables to the Seller under the related Receivables Transfer Agreement and, upon any such termination, the Outstanding Balance of all Receivables originated by such other Originator as of the last day of the Fiscal Month then most recently ended;

(vi) at least thirty (30) days prior to the effectiveness of any material change in or material amendment to any Credit and Collection Policy, a notice (A) indicating such change or amendment, and (B) if such proposed change or amendment would reasonably be expected to adversely affect the collectability of the Receivables or decrease the credit quality of any newly created Receivables, requesting the consent of Buyer and the Administrative Agent to such proposed change or amendment; provided that if such change or amendment was required pursuant to any change in any applicable law, rule or regulation, the Seller shall only be required to give notice of such change or amendment and shall not be required to request the consent of the Buyer or the Administrative Agent; and

(vii) any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Collection Bank, with copies of the same.

(c) Existence; Conduct of Business; Accounting. The Seller will and will cause each of its Subsidiaries to do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except in those jurisdictions where the failure to do so could not reasonably be expected to result in a Material Adverse Effect and provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.03 of the Credit Agreement.

(d) Books and Records; Inspection Rights and Audits. The Seller will and will cause each of its Subsidiaries to (i) keep proper books of record and account (including a system of accounting established and administered in accordance with sound business practices and consistent with past practice to permit preparation of financial statements in conformity with GAAP, and, if required by the terms of the Credit Agreement, in conformity with Agreement Accounting Principles, and each of the financial statements described in Section 5.01(a) shall be prepared from such system and records) in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Buyer or the Administrative Agent (including employees of the Buyer or the Administrative Agent or any consultants, accountants, lawyers, agents and appraisers retained by the Buyer or the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to conduct at such Person’s premises field examinations of such Person’s assets, liabilities, books and records, including examining and making extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. Only one (1) field examination per year will be conducted at the Seller’s sole cost and expense; provided that there shall be no limitation on the number or frequency of field examinations at the Seller’s sole cost and expense if an Amortization Event shall have occurred and be continuing.

(e) Compliance with Laws and Material Contractual Obligations. The Seller will and will cause each of its Subsidiaries to (i) comply with each Requirement of Law applicable to it or its property and (ii) perform in all material respects its obligations under material agreements to which it is a party, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(f) Insurance. The Seller will maintain in effect, or cause to be maintained in effect, at the Seller’s own expense, such casualty and liability insurance as the Seller deems appropriate in its good faith business judgment. The Seller will pay, or cause to be paid, the premiums therefor and will deliver to the Buyer and the Administrative Agent evidence satisfactory to the Buyer and the Administrative Agent of such insurance coverage. The Seller will furnish copies of each related insurance policy to the Buyer, the Administrative Agent or any Lender in certificated form upon the Buyer’s, the Administrative Agent’s or such Lender’s request. The foregoing requirements shall not be construed to negate, reduce or modify, and are in addition to, the Seller’s obligations hereunder.

(g) Taxes. The Seller will file all tax returns and reports required by law to be filed by it and promptly pay all taxes and governmental charges at any time owing, except any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books, unless the failure to make any such payment (i) shall give rise to an immediate right to foreclosure on a Lien securing such amounts or (ii) could reasonably be expected to have a Material Adverse Effect.

(h) Keeping and Marking of Books and Records.

(i) The Seller will, or will cause each other Originator to, maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the identification of each new Receivable and all Collections of and adjustments to each existing Receivable within two (2) Business Days of the receipt of such Collection or adjustment in respect of such Receivable). The Seller will and will require each other Originator to give the Buyer and the Administrative Agent notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii) The Seller will and will cause each other Originator to (A) on or prior to the date hereof, cause all reports relating to the Receivables to bear a legend, acceptable to the Buyer and the Administrative Agent, describing the Buyer’s ownership interest in the Receivables and further describing the Lenders’ security interest in the Receivables under the Credit Agreement and (B) upon the request of the Buyer or the Administrative Agent following the occurrence and during the continuation of an Amortization Event, deliver to the Administrative Agent all invoices included in the Contracts (including all multiple originals of any such invoice) relating to the Receivables.

(i) Compliance with Contracts and Credit and Collection Policy. The Seller will and will cause each other Originator to timely and fully (i) perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables and (ii) comply in all material respects with the applicable Credit and Collection Policy in regard to each Receivable and the related Contract.

(j) Performance and Enforcement of Receivables Transfer Agreements. The Seller will perform each of its obligations and undertakings under and pursuant to each Receivables Transfer Agreement, will purchase Receivables thereunder in strict compliance with the terms thereof and will vigorously enforce its rights and remedies thereunder. The Seller will cause each other Originator to perform each of its obligations and undertakings under and pursuant to the related Receivables Transfer Agreement. The Seller will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Buyer as assignee of the Seller) under each Receivables Transfer Agreement as the Buyer or the Administrative Agent may from time to time reasonably request, including making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in such Transfer Agreement. The Seller will not, and will not permit any other Originator to, amend or otherwise modify any Receivables Transfer Agreement without the prior written consent of the Administrative Agent.

(k) Ownership of Receivables. The Seller will and will cause each other Originator to take all necessary action to (i) establish and maintain, irrevocably in the Buyer, legal and equitable title to the Receivables, and all Related Security and Collections with respect thereto, in each case free and clear of any Lien other than Liens in favor of the Administrative Agent for the benefit of the Lenders and Liens otherwise permitted by Section 6.18 of the Credit Agreement (including the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Buyer’s interest in the Receivables, and all Related Security and Collections with respect thereto, and such other action to perfect, protect or more fully evidence the interest of the Buyer and the Administrative Agent and the Lenders as the Buyer or the Administrative Agent may reasonably request).

(l) Lenders’ Reliance. The Seller acknowledges that the Administrative Agent and the Lenders are entering into the transactions contemplated by the Credit Agreement in reliance upon the Buyer’s identity as a legal entity that is separate from the Seller and any Affiliates thereof. The Seller shall take all reasonable steps, including all steps that the Buyer or the Administrative Agent may from time to time reasonably request to maintain the Buyer’s identity as a separate legal entity and to make it manifest to third parties that the Buyer is an entity with assets and liabilities distinct from those of the Seller and any Affiliates of the Seller and not just a division of the Seller. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, the Seller (i) will not hold itself out to third parties as liable for the debts of the Buyer nor purport to own the Receivables and other assets acquired by the Buyer from the Seller, (ii) will take all other actions necessary on its part to ensure that the Buyer is at all times in compliance with the covenants set forth in Section 6.19 of the Credit Agreement and (iii) will cause all tax liabilities arising in connection with the transactions contemplated herein or otherwise to be allocated between the Seller and the Buyer on an arm’s-length basis and in a manner consistent with the procedures set forth in U.S. Treasury Regulations §§1.1502-33(d) and 1.1552-1.

(m) Collections. The Seller will cause (a) all Obligors to pay all Collections directly to a Lock-Box or Collection Account (or, to the extent permitted by the Security Agreement, a Company Owned Post Office Box), (b) all proceeds from all Lock-Boxes to be directly deposited by a Collection Bank into a Collection Account and (c) each Lock-Box and Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect; provided that, notwithstanding the foregoing, no Collection Account Agreement shall be required with respect to any Lock-Box or Collection Account listed on Schedule C until the date set forth for such Lock-Box or Collection Account on Schedule C. The Seller will cause (i) all proceeds from Company Owned Post Office Boxes to be directly deposited into a Collection Account in accordance with the Security Agreement and (ii) the Company Owned Post Office Boxes to be converted to Lock-Boxes to the extent required under the Security Agreement. In the event any payments relating to the Receivables are remitted directly to the Seller or any Affiliate of the Seller, the Seller will remit (or will cause all such payments to be remitted) directly to a Collection Bank and deposited into a Collection Account within two (2) Business Days following receipt thereof, and, at all times prior to such remittance, the Seller will hold (or will cause such payments to be held) in trust for the exclusive benefit of the Buyer and the Administrative Agent, subject to the Servicer’s rights under Section 8.02 of the Credit Agreement. The Servicer shall maintain exclusive ownership, dominion and control (subject to the terms of the Credit Agreement and the applicable Collection Account Agreement) of each Lock-Box and each Collection Account and shall ensure that no right to take dominion and control of any Lock-Box or any Collection Account is granted at a future time or upon the occurrence of a future event to any Person except to the Administrative Agent as contemplated by the Credit Agreement and the Transactions Documents. The Seller will cause each Lock-Box or Collection Account listed on Schedule C to be re-titled in the name of the Buyer on or before the date that is thirty (30) days after the date of this Agreement.

(n) Payment to the Originators. The Seller will purchase all Receivables to be purchased from any other Originator under, and in strict compliance with the terms of, the related Receivables Transfer Agreement, including the terms relating to the amount and timing of payments to be made to such Originator in respect of the purchase price for such Receivables.

SECTION 5.02. Negative Covenants of the Seller. Until the date on which this Agreement terminates in accordance with its terms, the Seller hereby covenants and agrees that:

(a) Sales, Liens. The Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Lien upon (including the filing of any financing statement) or with respect to, any Receivable, or any Related Security or Collections with respect thereto, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of the Buyer as contemplated by this Agreement or as contemplated by Section 6.18 of the Credit Agreement). The Seller will not create or suffer to exist any mortgage, pledge, security interest, encumbrance, lien, charge or other similar arrangement on any of its inventory other than as permitted pursuant to the Inventory Facility Credit Agreement.

(b) Change in Payment Instructions to Obligors. Except as may be required by the Administrative Agent pursuant to Section 8.02(b) of the Credit Agreement, the Seller will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless the Buyer and the Administrative Agent shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Bank or the addition of a Lock-Box or Collection Account, an executed Collection Account Agreement with respect to the new Lock-Box or Collection Account; provided that the Seller may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account.

(c) Modifications to Contracts and Credit and Collection Policy. The Seller will not, and will not permit any other Originator to, make any change to any Credit and Collection Policy that could reasonably be expected to adversely affect the collectability of the Receivables or decrease the credit quality of any newly created Receivables, unless required to do so by a change in any applicable law, rule or regulation. Except as otherwise permitted in its capacity as the Servicer pursuant to Section 8.02(d) of the Credit Agreement, the Seller will not, and will not permit any other Originator to, extend, amend or otherwise modify the terms of any Receivable or any related Contract other than in accordance with the applicable Credit and Collection Policy.

(d) Termination of Receivables Transfer Agreements. The Seller will not terminate any Receivables Transfer Agreement without the prior written consent of the Buyer and the Administrative Agent, except for a termination arising as a result of the Facility Termination Date.

(e) Name Change; Offices and Records. The Seller will not change its name, identity, state of incorporation, corporate structure or organization identification number, if any, or relocate its chief executive office or any office where Records are kept unless it shall have: (i) given the Buyer and the Administrative Agent at least forty-five (45) days’ prior written notice thereof and (ii) delivered to the Buyer and the Administrative Agent all financing statements, instruments and other documents requested by the Buyer or the Administrative Agent in connection with such change or relocation.

(f) Protection of Title. The Seller will defend the right, title and interest of the Buyer and the Administrative Agent in, to and under the Receivables, and the Related Security and Collections with respect thereto, each Contract under which any Receivable arises, each Lock-Box and each Collection Account against all claims of third parties claiming through or under the Seller or any other Originator.

(g) Accounting for Purchase. The Seller will not, and will not permit any Affiliate to, account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than as a sale by the Seller to the Buyer of the Receivables and the Related Security with respect thereto, except to the extent that such transactions are not recognized on account of consolidated financial reporting in accordance with GAAP.

ARTICLE VI

Termination of Purchases; Amortization Event Remedies

SECTION 6.01. Voluntary Termination. The sale or contribution by the Seller to the Buyer of Receivables, and Related Security with respect thereto, pursuant to this Agreement may be terminated by any party hereto, upon reasonable notice to the other parties hereto, with the consent of the Administrative Agent or at any time after the date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms of the Credit Agreement and the Aggregate Credit Exposure

has been reduced to zero. If the Buyer receives written notice from the Seller that the Seller wishes to terminate this Agreement, the Buyer shall promptly notify the Administrative Agent in writing that the Buyer wishes to terminate the Credit Agreement.

SECTION 6.02. Automatic Termination. The sale or contribution by the Seller to the Buyer of Receivables, and Related Security with respect thereto, pursuant to this Agreement shall automatically terminate on the Facility Termination Date.

SECTION 6.03. Amortization Event Remedies. Upon the occurrence and during the continuation of an Amortization Event, (i) the Administrative Agent or any Lender may, in accordance with the Credit Agreement, declare the Amortization Date to have occurred, whereupon the Amortization Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by the Seller; provided that upon the occurrence of an Amortization Event described in clause (h), (i) or (j) of Article IX of the Credit Agreement, the Amortization Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Seller, and (ii) to the fullest extent permitted by applicable law, interest shall accrue with respect to any amounts then due and owing by the Seller to the Buyer at the then applicable Default Rate. The aforementioned rights and remedies shall be in addition to all other rights and remedies of the Buyer or the Administrative Agent available under this Agreement, the Credit Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including all rights and remedies provided under the UCC, all of which rights shall be cumulative.

ARTICLE VII

Indemnification

SECTION 7.01. Indemnities by Seller. Without limiting any other rights that the Buyer may have hereunder or under applicable law, the Seller hereby agrees to indemnify the Buyer and its assigns, officers, directors, agents and employees (each an “Indemnified Party”) against, and hold each Indemnified Party harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnified Party (collectively, “Indemnified Amounts”), incurred by or asserted against any Indemnified Party arising out of, in connection with, or as a result of this Agreement or the acquisition, either directly or indirectly, by the Buyer of an interest in the Receivables, excluding, however:

(i) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

(ii) Indemnified Amounts to the extent the same include losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor or the financial inability of the related Obligor to pay; or

(iii) taxes imposed by the jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party.

Without limiting the generality of the foregoing indemnification, the Seller shall indemnify each Indemnified Party against, and hold each Indemnified Party harmless from, any and all Indemnified Amounts incurred by or asserted against any Indemnified Party (including losses in respect of uncollectible Receivables, but only to the extent such indemnification obligation arises pursuant to any of clauses (i) through (xv) below) arising out of, in connection with, or as a result of:

(i) any representation or warranty made by the Seller or any other Originator (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(ii) any failure by the Seller or any other Originator to comply with any applicable law, rule or regulation with respect to any Receivable or any related Contract, or the nonconformity of any Receivable or any related Contract with any such applicable law, rule or regulation or any failure of the Seller or any other Originator to keep or perform any of its obligations, express or implied, with respect to any such Contract;

(iii) any failure by the Seller or any other Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv) any products liability, personal injury or damage suit or other similar claim arising out of or in connection with merchandise or services that are the subject of any Receivable or any related Contract;

(v) any dispute, claim, offset or defense of any related Obligor (other than discharge in bankruptcy of such Obligor) to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against such Obligor in accordance with its terms), or any other claim resulting from the merchandise or services that are the subject of such Receivable or the furnishing or failure to furnish such merchandise or services;

(vi) the commingling by the Seller of Collections with respect to any Receivable at any time with other funds;

(vii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby or thereby, the use of the proceeds of any purchase of Receivables hereunder, the ownership of the Receivables, or any other investigation, litigation or proceeding relating to the Seller or any other Originator or to the Buyer in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(viii) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(ix) the occurrence of any Amortization Event set forth in clause (h), (i) or (j) of Article IX of the Credit Agreement;

(x) any failure of the Seller to acquire and maintain legal and equitable title to, and ownership of, any Receivable, and the Related Security and Collections with respect thereto, from any other Originator, free and clear of any Lien (except as contemplated by this Agreement); or any failure of the Seller to give reasonably equivalent value to the related Originator under the related Receivables Transfer Agreement in consideration of the transfer by such Originator of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

(xi) any failure to vest and maintain vested in the Buyer, or to transfer to the Buyer, legal and equitable title to, and ownership of, the Receivables, and the Related Security and Collections with respect thereto, free and clear of any Lien (except as contemplated by this Agreement);

(xii) any failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable, or the Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at the time of the Purchase or at any subsequent time;

(xiii) any action or omission by the Seller which reduces or impairs the rights of the Buyer with respect to any Receivable or the value of any Receivable;

(xiv) any attempt by any Person to void any purchase of Receivables hereunder under statutory provisions or common law or equitable action; and

(xv) the failure of any Receivable included as an Eligible Receivable on any Borrowing Base Report to be an Eligible Receivable as of the date of such Borrowing Base Report.

SECTION 7.02. Other Costs and Expenses. The Seller shall pay to the Buyer on demand all costs and out-of-pocket expenses of the Buyer incurred in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder. The Seller shall pay to the Buyer or the Administrative Agent, as applicable, on demand any and all costs and expenses of the Buyer or the Administrative Agent, including reasonable counsel fees and expenses, incurred in connection with the enforcement of this Agreement and the other documents delivered hereunder, any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Amortization Event or a Recharacterization.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Waivers and Amendments. No failure or delay on the part of the Buyer or the Administrative Agent in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement may be amended, supplemented, modified or waived except in writing signed by the Seller and the Buyer and, to the extent required under the Credit Agreement, the Administrative Agent.

SECTION 8.02. Notices. (a) All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or e-mail, as follows:

(i)	if to the Seller, at:

Anixter Inc.

2301 Patriot Blvd

Glenview, Illinois 60026

Attention: David Johnson

Facsimile No: (224) 521-8990

E-Mail Address: david.johnson@anixter.com

(ii)	if to the Buyer, at:

Anixter Receivables Corporation

c/o Anixter Inc.

2301 Patriot Blvd

Glenview, Illinois 60026

Attention: David Johnson

Facsimile No: (224) 521-8990

E-Mail Address: david.johnson@anixter.com

(iii)	if to the Administrative Agent, at:

JPMorgan Chase Bank, N.A.

10 S. Dearborn Street, 22nd Floor

Mail Code: IL1-1454

Chicago, Illinois 60603

Attention: Stephanie Lis

Facsimile No: (312) 732-1262

E-Mail Address: stephanie.a.lis@chase.com

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by facsimile shall be deemed to have been given when sent; provided that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (c) sent by e-mail shall be deemed to have been given when received and shall be deemed to have been received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement): provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient.

(b) Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

SECTION 8.03. Protection of Ownership Interest of Buyer.

(a) The Seller agrees that, from time to time at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that the Buyer or the Administrative Agent may request, to perfect, protect or more fully evidence the ownership interest of the Buyer and the security interest of the Lenders in the Receivables, and the Related Security and Collections with respect thereto, or to enable the Buyer or the Administrative Agent to exercise and enforce its rights and remedies hereunder. At any time, the Buyer (or following the occurrence of an

Amortization Event, the Administrative Agent) may, at the Seller’s sole cost and expense, direct the Seller to notify the Obligors in respect of the Receivables of the ownership interests of the Buyer under this Agreement and the other Transaction Documents and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Buyer or its designee or to the Administrative Agent.

(b) If the Seller fails to perform any of its obligations hereunder, the Buyer or the Administrative Agent may (but shall not be required to) perform, or cause performance of, such obligation, and the costs and expenses incurred by the Buyer or the Administrative Agent in connection therewith shall be payable by the Seller as provided in Section 7.02. The Seller irrevocably authorizes the Buyer and the Administrative Agent at any time and from time to time in the sole discretion of the Buyer or the Administrative Agent and appoints each of the Buyer and the Administrative Agent as its attorney-in-fact, to act on behalf of the Seller (i) to execute on behalf of the Seller as debtor and to file financing statements necessary or desirable in the sole discretion of the Buyer or the Administrative Agent to perfect and to maintain the perfection and priority of the interest of the Buyer in the Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Buyer or the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Buyer’s interests in the Receivables. This appointment is coupled with an interest and is irrevocable.

SECTION 8.04. Confidentiality.

(a) The Seller shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential proprietary information with respect to the Administrative Agent and the Lenders and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that the Seller and its officers and employees may disclose such information to the Seller’s external accountants and attorneys and as required by any applicable law or order of any judicial or administrative proceeding.

(b) Anything herein to the contrary notwithstanding, the Seller hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Buyer, the Administrative Agent or the Lenders by each other and (ii) by the Buyer, the Administrative Agent or the Lenders to any prospective or actual assignee or participant of any of them, provided that each such Person is informed of the confidential nature of such information. In addition, the Administrative Agent and the Lenders may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law), provided that the Administrative Agent or the Lenders, as applicable, shall, if practicable, notify the Seller in advance prior to disclosure and will use reasonable efforts to cooperate with the Seller at the Seller’s expense in obtaining any protective order for such information.

SECTION 8.05. No Bankruptcy Petition. The Seller agrees, for the benefit of the parties to the Credit Agreement, that it will not institute against the Buyer, or join any other Person in instituting against the Buyer, any proceeding of a type referred to in the definition of Bankruptcy Event from the date hereof until one year plus one day after the date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms of the Credit Agreement and the Aggregate Credit Exposure has been reduced to zero. In addition, all amounts payable by the Buyer to the Seller pursuant to this Agreement shall be payable solely from funds available for that purpose (after the Buyer has satisfied all obligations then due and owing under the Credit Agreement).

SECTION 8.06. Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of the Administrative Agent or any Lender, no claim may be made by the Seller or any other Person against the Administrative Agent or any Lender or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Seller hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

SECTION 8.07. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Illinois (including 735 ILCS Section 105/5-1 et seq).

(b) The Seller hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. federal or Illinois state court sitting in Cook County, Illinois in any action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Illinois state court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Transaction Document shall affect any right that the Buyer may otherwise have to bring any action or proceeding relating to this Agreement or any other Transaction Document against the Seller or any of its properties in the courts of any jurisdiction.

(c) The Seller hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Transaction Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.02. Nothing in this Agreement or any other Transaction Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 8.08. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8.09. Integration; Binding Effect; Survival of Terms.

(a) This Agreement, the Subordinated Note, the Subscription Agreement, the Subordination Agreement, the Subordinated Security Agreement, and each Collection Account Agreement contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided that the rights and remedies with respect to (i) any breach of any representation and warranty made by the Seller pursuant to Article III, (ii) the indemnification and payment provisions of Article VII, and (iii) Section 8.05 shall be continuing and shall survive any termination of this Agreement.

SECTION 8.10. Counterparts; Severability. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provision of this Agreement or any other Transaction Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

ANIXTER INC., as Seller

By:	/s/ Rodney Shoemaker
Name:	Rodney Shoemaker
Title:	Senior Vice President – Treasurer

ANIXTER RECEIVABLES CORPORATION, as Buyer

By:	/s/ Rodney Shoemaker
Name:	Rodney Shoemaker
Title:	Vice President – Treasurer

Signature page to Anixter Receivables Sale Agreement